EXHIBIT 23.2
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Digital Insight Corporation 1997 Stock Plan, the Digital Insight Corporation 1999 Stock Incentive Plan and the 1997 Stock Plan of AnyTime Access, Inc. of our reports dated September 13, 2006, with respect to the consolidated financial statements and schedule of Intuit Inc., Intuit Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Intuit Inc., included in its Annual Report (Form 10-K) for the year ended July 31, 2006 filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
San Jose, California
February 5, 2007